Exhibit 99.1


                       AmerUs Restructuring Plan Receives

                         Member and Shareholder Approval

DES MOINES, Iowa (June 22, 2000) --American Mutual Holding Company, the majority shareholder of AmerUs Life Holdings, Inc. (NYSE: AMH) announced today that its members have approved the plan of conversion associated with the company's proposed demutualization. Of those members voting on the plan of conversion, 98 percent voted in favor of the plan.

AmerUs Life Holdings announced its shareholders have approved the merger of the company into American Mutual Holding Company as part of the plan of conversion, with 92 percent of the outstanding shares voting in favor of the plan. As a result of the merger, current shareholders of AmerUs Life Holdings will exchange their shares on a one-for-one basis in American Mutual Holding Company, which will be renamed AmerUs Group Co.

The proposed demutualization and merger is subject to approval by the Iowa Insurance Commissioner, who is holding a public hearing on June 23, 2000 at 1:30 p.m., CDT.

American Mutual Holding Company was formed in 1996 when AmerUs Life Insurance Company was reorganized under Iowa's mutual insurance holding company law into a stock insurance company. American Mutual Holding Company is owned by its members who are also policyowners of AmerUs Life Insurance Company, a wholly-owned subsidiary of AmerUs Life Holdings, Inc.

AmerUs Life Holdings, Inc. is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing, underwriting and distributing individual life insurance and annuity products in 49 states, the District of Columbia and the U.S. Virgin Islands. Its wholly-owned subsidiaries include AmerUs Life Insurance Company, Delta Life Corporation, and its operating subsidiary, Delta Life and Annuity Company, and AmVestors Financial Corporation, located in Topeka, Kansas, with two wholly-owned operating subsidiaries -- American Investors Life Insurance Company, Inc. and Financial Benefit Life Insurance Company.

         As of March 31, 2000, AmerUs Life Holdings' total assets were $10.8 billion and shareholders' equity totaled $747.9 million, including accumulated other comprehensive income.